Exhibit 99.1

Company Contact:	Investor Relations:
Richard Garr, President	(301) 366-4960	Equity Communications
Media Contact:	Planet Communications	Ira Weingarten	(805) 897-1880
Deanne Eagle	(917) 837-5866	Steve Chizzik	(908) 688-9111

For Release: May 7, 2008

NEURALSTEM SUES STEMCELLS, INC. OVER NEW PATENT

Rockville, MD, May 7, 2008—Stem cell company Neuralstem, Inc. (AMEX:CUR) is filing suit today against StemCells, Inc. stating, among other things, that StemCells intentionally withheld crucial information highly material to the patentability of StemCells' "new" patent (US Pat No. 7,361,505) and that this was done with the intent to deceive the United States Patent Office in order to get the ‘505 patent allowed. As a result of these actions, Neuralstem is asking for a declaratory judgment that the patent is unenforceable. The suit will be filed in the United States District Court for the District of Maryland Southern Division.

"While we believe that it is clear that we are not infringing this patent, and we have not yet been directly accused by StemCells, Inc. of infringing this patent, the threatening statements in their press release of April 23rd leave the misleading impression that we would require a license from them as a result of the issuance of this patent. Nothing could be further from the truth," said Neuralstem President & CEO Richard Garr. "And, in addition to finding that the patent is unenforceable against us, or anyone else for that matter, as a result of their actions, we are asking that the Court also declare that we are not infringing the patent and that the patent is also invalid."

We are confidant that their intentional withholding of highly material information and their intent to deceive the Patent Office, will result in this patent being unenforceable," concluded Garr.

About Neuralstem

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia.

Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Paraplegia, Traumatic Spinal Cord Injury and ALS. The company's cells have extended the life of rats with ALS (Lou Gehrig's disease) as reported the journal TRANSPLANTATION, in collaboration with Johns Hopkins University researchers, and also reversed paralysis in rats with Ischemic Spastic Paraplegia, as reported in NEUROSCIENCE on June 29, 2007, in collaboration with researchers at University of California San Diego.

The company has also developed immortalized human neural stem cells for in-vitro use in drug development for the academic and pharmaceutical markets. For further information, please visit http://www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the quarterly report on Form 10-KSB for the year ended December 31, 2007.

# # #